EXHIBIT 10.17

January 6, 2004

Mr. Fred Hite

11371 Autumn Tree Dr.

Fort Wayne, IN 46845

Dear Fred:

This letter is to confirm your start date of March 1, 2004 with Symmetry Medical Inc. as our Chief Financial Officer. In consideration the terms and conditions our stated below.

•	Your starting base salary will be $200,000 paid on a weekly basis of $3,446.15 less legally required withholdings and deductions.

•	You will receive an annual performance review starting January 1, 2005.

•	You will receive an annual bonus of 40% of your gross salary of which 30% is payable on achievement of budget.

•	In the event the sale of Symmetry Medical Inc. takes place and the new owner no longer requires your services you will be paid one (1) year’s base pay and an average of one (1) year’s bonus, in the way of compensation

•	You will be eligible for the Management Stock Option Plan and you will be granted stock options for 10,000 shares at $35.00 per share. As you are aware we are in discussions with two companies interested in acquiring SMI. In the event that either of these companies acquire SMI then the benefits from these options will be capped at a maximum of one (1) year’s base pay plus an average of a one (1) year’s bonus. We will disclose the names of these companies immediately you join SMI.

•	Upon joining our company, you will be immediately eligible to participate in our standard benefit programs including medical, life, vision and, disability insurance as well as our normal holiday schedule. You will be eligible to defer into our 401(k) plan the first of the month after 90 days of employment.

•	You will be eligible for an Executive Physical at Mayo Clinic every two (2) years.

•	You will be eligible for 160 hours vacation in your first year of employment.

Your employment is contingent on verification that you can legally work in the US.

/s/ Brian Moore	1/16/04
Brian Moore CEO, Symmetry Medical Inc.	Date

I acknowledge and accept the above terms of employment.

/s/ Fred Hite	1/16/04
Fred Hite	Date

cc: file